Exhibit 99.16

Suez
Joint-stock company (société anonyme)
Share capital: €2,617,883,906
Registered office: 16, rue de la Ville l’Evêque, 75008 Paris, France
Registered with the Paris Companies’ Registry under no. 542 062 559

Resolutions tabled at the Ordinary and Extraordinary Shareholders’
Meeting of July 16, 2008

Suez shareholders are invited to attend an Ordinary and Extraordinary Meeting on July 16, 2008, at 10:00 a.m., at the Grande Arche, Parvis de La Défense (France) to discuss the following agenda items and vote on the resolutions set out below:

Agenda

Extraordinary Meeting:

–	Board of Directors’ report on the simplified merger of Rivolam into Suez.

–	Merger auditors’ report on the simplified merger of Rivolam into Suez.

–	Review and approval of the simplified merger of Rivolam into Suez and the subsequent dissolution of Rivolam without liquidation, subject to fulfillment of the related conditions precedent.

–	Board of Directors’ report on the transfer of Suez Environnement shares by Suez to Suez Environnement Company, governed by the French legal regime applicable to demergers.

–	Demerger auditors’ reports on the transfer of Suez Environnement shares by Suez to Suez Environnement Company, governed by the French legal regime applicable to demergers.

–	Review and approval of the transfer of Suez Environnement shares by Suez to Suez Environnement Company, governed by the French legal regime applicable to demergers and subject to fulfillment of the related conditions precedent.

Ordinary Meeting:

–	Board of Directors’ report on (i) the allocation to Suez shareholders of 65% of the shares in Suez Environnement Company by way of a distribution to be deducted from the “Additional paid-in capital” account; and (ii) regulated agreements.

–	Allocation to Suez shareholders of 65% of the shares in Suez Environnement Company by way of a distribution to be deducted from the “Additional paid-in capital” account, subject to fulfillment of the related conditions precedent.

–	Statutory Auditors’ special report on certain regulated agreements.

–	Approval of regulated agreements.

Extraordinary Meeting:

–	Board of Directors’ report on the merger of Suez into Gaz de France.

–	Merger auditors’ reports on the merger of Suez into Gaz de France.

–	Review and approval of the merger of Suez into Gaz de France and the subsequent dissolution of Suez without liquidation, subject to fulfillment of the related conditions precedent.

Ordinary Meeting:

–	Powers to carry out formalities.

PROPOSED RESOLUTIONS

Extraordinary Resolutions

First resolution (Review and approval of the simplified merger of Rivolam into Suez and the subsequent dissolution of Rivolam without liquidation, subject to fulfillment of the related conditions precedent)

Having considered:

–	the Board of Directors’ report;

–	the report drawn up by Messrs Ledouble and Ricol, the merger auditors appointed by the Paris Commercial Court on October 17, 2007;

–	the agreement relating to the simplified merger of Rivolam into Suez (the “Rivolam Merger Agreement”), drawn up in the form of a private deed dated June 5, 2008;

–	the financial statements of Rivolam and Suez at December 31, 2007, as approved by their respective shareholders on April 16, 2008 and May 6, 2008;

the shareholders:

1.	Approve all the provisions of the Rivolam Merger Agreement, whereby Rivolam — a joint stock company (société anonyme) with a share capital of €5,736,882,100, whose registered office is located at 16, rue de la Ville l’Evêque, 75008 Paris, France, and which is registered with the Paris Companies’ Registry under number 430 440 586 — will be merged into Suez — a joint stock company (société anonyme) with a share capital of €2,617,883,906, whose registered office is located at 16, rue de la Ville l’Evêque, 75008 Paris, France, and which is registered with the Paris Companies’ Registry under number 542 062 559 — by transferring all of its assets and liabilities (the “Rivolam Merger”), provided the conditions precedent set out in Section V of the Rivolam Merger Agreement are met. The shareholders further approve:

(i)	the valuation of the assets transferred and liabilities assumed, based on the carrying amounts recorded in Rivolam’s balance sheet at December 31, 2007 and amounting to €6,538,024,279 and €2,435,589 respectively, representing a total net asset transfer of €6,535,588,690; and

(ii)	January 1, 2008 as the retroactive effective date of the transaction for accounting and tax purposes.

2.	Resolve that as Suez held all of the 1,434,220,525 shares making up Rivolam’s capital before the Rivolam Merger Agreement was filed with the Paris Commercial Court, in accordance with Articles L. 236-3 I and L. 236-3 II of the French Commercial Code, the merger will not lead to a capital increase and that the absorbed company will be immediately and automatically dissolved on completion of the merger, without being liquidated.

3.	Note that the difference between the value of the net assets transferred — i.e. €6,535,588,690 — and the carrying amount of Rivolam’s shares in Suez’s financial statements at December 31, 2007 — i.e. €7,250,546,642 — corresponds to a merger deficit amounting to €714,957,952 which will be recorded in Suez’s balance sheet in a “Merger deficit” sub-account under intangible assets.

4.	Note that:

–	provided the conditions precedent set out in Section V of the Rivolam Merger Agreement are met, the simplified merger of Rivolam into Suez will be completed at 0h00 (CET) on the day on which Suez Environnement Company’s shares are admitted to trading on Euronext Paris (as stated in the Notice of Admission to Trading issued by Euronext Paris), immediately prior to the completion of the Transfer, Distribution and Merger referred to in the second, third and fifth resolutions below (the “Rivolam Merger Completion Date”).

–	subject to the same conditions, Rivolam will be automatically dissolved on the Rivolam Merger Completion Date, without being liquidated.

5.	Give full powers to Suez’s Board of Directors, including the power to delegate, to place on record the completion of the Rivolam Merger and to carry out any and all filing and other formalities that may be necessary in connection with the merger of Rivolam into Suez and the subsequent dissolution of Rivolam.

Second resolution (Review and approval of the transfer of Suez Environnement shares by Suez to Suez Environnement Company, governed by the French legal regime applicable to demergers and subject to fulfillment of the related conditions precedent)

Having considered:

–	the Board of Directors’ report, including the prospectus approved by the Autorité des marchés financiers relating to the admission to trading of Suez Environnement Company shares on Euronext Paris and Euronext Brussels in connection with the allocation of 65% of Suez Environnement Company’s shares to Suez shareholders (other than Suez itself);

–	the reports drawn up by Messrs Ledouble and Ricol, the Demerger auditors appointed by the Paris Commercial Court on October 17, 2007, on the value of the assets transferred and the consideration paid for the transaction;

–	the transfer agreement concerning the transaction governed by the French legal regime applicable to demergers and entered into between Suez and Suez Environnement Company by way of a private deed dated June 5, 2008 (the “Transfer Agreement”);

–	the financial statements of Suez and Suez Environnement Company at December 31, 2007, as approved by their respective shareholders on May 6, 2008 and March 6, 2008;

the shareholders:

1.	Approve all the provisions of the Transfer Agreement and the transaction referred to therein (the “Transfer”) governed by the French legal regime applicable to demergers in accordance with Article L. 236-22 of the French Commercial Code, whereby Suez will transfer to Suez Environnement Company — a joint stock company (société anonyme) with a share capital of €225,000, which is registered with the Paris Companies’ Registry under number 433 466 570 — all of the shares making up the capital of Suez Environnement, including the shares held by Suez as a result of the Rivolam Merger referred to in the first resolution above, provided the conditions precedent set out in Section IV of the Transfer Agreement are met. The shareholders further approve:

–	the €6,157,390,333 valuation of the net assets transferred, based on the carrying amounts recorded in the balance sheets of Suez and Rivolam at December 31, 2007;

–	the fact that there will be no joint and several liability between Suez and Suez Environnement Company, particularly with respect to Suez’s liabilities, in accordance with Article L. 236-21 of the French Commercial Code;

–	the consideration for the Transfer, which will be paid through Suez Environnement Company increasing its capital by a nominal amount of €1,958,571,240 by issuing 489,642,810 new Suez Environnement Company shares with a par value of €4 each. The new shares issued by Suez Environnement Company as consideration for the Transfer will rank pari passu with the company’s existing shares and will (i) be governed by the company’s bylaws; (ii) carry rights to interim and final dividend payments as well as to any distributions of reserves (or similar amounts) made subsequent to their issue; and (iii) be tradable following the completion of the Transfer;

–	the completion date of the Transfer, which is set at 0h00 (CET) on the day on which Suez Environnement Company’s shares are admitted to trading on Euronext Paris (as stated in the Notice of Admission to Trading issued by Euronext Paris), immediately after the completion of the Rivolam Merger referred to in the first resolution above, and immediately prior to the completion of the Distribution and Merger referred to in the third and fifth resolutions below (the “Transfer Completion Date”); and

–	January 1, 2008 as the retroactive effective date of the transaction for accounting and tax purposes.

2.	Give full powers to the Board of Directors of Suez and/or of Suez Environnement Company, including the power to delegate, to place on record the completion of the Transfer and to carry out any and all filing and other formalities that may be necessary in connection therewith.

Ordinary Resolutions

Third resolution (Allocation to Suez shareholders of 65% of the shares in Suez Environnement Company by way of a distribution to be deducted from the “Additional paid-in capital” account, subject to fulfillment of the related conditions precedent)

Having considered:

–	the Board of Directors’ report, including the prospectus approved by the Autorité des marchés financiers relating to the admission to trading of Suez Environnement Company shares on Euronext Paris and Euronext Brussels in connection with the allocation of 65% of Suez Environnement Company’s shares to Suez shareholders;

–	the transfer agreement concerning the transaction governed by the French legal regime applicable to demergers and entered into between Suez and Suez Environnement Company by way of a private deed dated June 5, 2008 (the “Transfer Agreement”);

–	the report drawn up by Messrs Ledouble and Ricol, the Demerger auditors appointed by the Paris Commercial Court on October 17, 2007;

the shareholders:

1.	Resolve — provided that all of the conditions precedent set out in Section IV of the Transfer Agreement are met — to allocate to Suez shareholders (excluding Suez itself), immediately after completion of the transaction provided for in the Transfer Agreement (the “Transfer”), 318,304,389 of the Suez Environnement Company shares issued as consideration for the Transfer. Said shares will be allocated pro rata to each shareholder’s existing holding in Suez based on a ratio of one (1) Suez Environnement Company share for four (4) Suez shares (the “Distribution”), and will represent 65% of Suez Environnement Company’s shares following completion of the Transfer (the “Distribution Completion Date”).

2.	Resolve, subject to the same conditions, that in order to be entitled to receive the Distribution, holders of dematerialized shares (other than Suez) must ensure that their shares are recorded in their name at the close of the business day preceding the Transfer Completion Date as defined above, and holders of materialized shares must produce the corresponding share certificates.

3.	Resolve, subject to the same conditions, that each Suez share held by a shareholder entitled to the Distribution will carry one (1) allocation right for Suez Environment Company shares, with four (4) such rights automatically entitling the shareholder to receive one (1) Suez Environnement Company share.

4.	Resolve, subject to the same conditions, that if a Suez shareholder holds (i) less than four (4) Suez shares; or (ii) a number of shares that is not a multiple of four (4); said shareholder will receive fractional allocation rights for Suez Environnement Company shares with respect to the number of shares below four (4) or the number exceeding a multiple of four (4), subject to a cap of three (3) fractional rights per share account. In accordance with Suez’s bylaws, said shareholders will be personally responsible for:

(i)	acquiring the number of fractional allocation rights necessary to obtain one (1) Suez Environnement Company share, or one (1) additional Suez Environnement Company share, as appropriate; or

(ii)	selling their fractional allocation rights.

5.	Notes that — provided the Distribution is completed and subject to a time limit of three (3) months following the Distribution Completion Date — the Company will bear the brokerage fees and related VAT incurred by each Suez shareholder as a result of:

(i)	the sale of any fractional allocation rights for Suez Environnement Company shares credited to the shareholder’s account in connection with the Distribution, or, where appropriate,

(ii)	the purchase of the necessary fractional allocation rights — in view of the fractional allocation rights credited to the shareholder in connection with the Distribution — in order to obtain one additional Suez Environnement Company share, in accordance with the conditions to be set out in the Euronext notice relating to the transaction.

Any such costs borne by Suez will be capped at eight euros (€8.00) including VAT, and will cover the purchase or sale of a maximum of three (3) allocation rights for Suez Environnement Company shares per shareholder account.

6.	Note that, subject to the same conditions:

–	pursuant to Article L. 228-6 of the French Commercial Code, the Board of Directors of Gaz de France — acting on behalf of Gaz de France as the successor company to Suez — will be entitled to sell any Suez Environnement Company shares which holders of the related allocation rights have not claimed, subject to the applicable regulations, and provided Gaz de France implements the publicity measures required under the applicable regulations at least two (2) years prior to such a sale;

–	as from the date of such sale, any fractional allocation rights will be canceled and their holders will only be able to claim a cash payment, in accordance with the applicable regulations, representing the net proceeds from the sale of the unclaimed Suez Environnement Company shares plus a proportional share of any interim or final dividend payments or any distribution from reserves (or similar amounts) paid by Suez Environnement Company between the Distribution Completion Date and the date of the sale of the unclaimed Suez Environnement Company shares. Any such entitlements to dividends or other distributions will be time-barred after a period of five years.

7.	Resolve, subject to the same conditions, that the amount of the Distribution — corresponding to the carrying amount of the 318,304,389 Suez Environnement Company shares distributed plus the related portion of the merger deficit arising on the Rivolam merger described in the first resolution, i.e. a total of €4,467,539 790 based on the balance sheets of Suez and Rivolam at December 31, 2007 — will be deducted in full from the “Additional paid-in capital” account.

8.	Note that Suez Environnement Company shares will be admitted to trading on Euronext Paris and Euronext Brussels.

9.	Note that the Distribution will result in the following:

–	For holders of existing Suez stock options outstanding at the Distribution Completion Date: an adjustment to the number of shares under option and the option exercise prices, pursuant to the French Commercial Code and in accordance with the methods described in the Merger Agreement referred to in the fifth resolution below.

–	For beneficiaries of Suez share grants that have not vested at the Distribution Completion Date: an adjustment to their entitlements, as provided in the regulations of Suez’s share grant plans and in accordance with the methods described in the Merger Agreement referred to in the fifth resolution below.

10.	Give full powers, including the power to delegate:

–	to the Board of Directors of Suez in order to place on record the completion of the Distribution and to carry out any and all filing and other formalities that may be necessary in connection therewith;

–	where applicable, to the Board of Directors of Suez and subsequently the Board of Directors of Gaz de France — acting on behalf of Gaz de France as the successor company to Suez and Rivolam following the mergers referred to in the first and fifth resolutions — in order to carry out any and all filing and other formalities that may be necessary in connection with the Distribution described in this resolution.

Fourth resolution (Approval of regulated agreements)

Having considered the Statutory Auditors’ special report on certain agreements governed by Article L. 225-38 of the French Commercial Code, the shareholders note the conclusions of the report and, in accordance with Article L. 225-40 of said Code, approve the agreements referred to therein.

Extraordinary Resolutions

Fifth resolution (Review and approval of the merger of Suez into Gaz de France and the subsequent dissolution of Suez without liquidation, subject to fulfillment of the related conditions precedent)

Having considered:

–	the Board of Directors’ report, including the prospectus approved by the Autorité des marchés financiers relating to the issue and admission to trading on Euronext Paris and Euronext Brussels of the Gaz de France shares issued as a result of the merger between Suez and Gaz de France;

–	the reports drawn up by Messrs Ledouble, Ricol and Baillot, the merger auditors appointed by the Paris Commercial Court on May 30, 2006, on the terms and conditions of the merger and the valuation of the assets transferred;

–	the agreement relating to the merger of Suez into Gaz de France, drawn up by way of a private deed dated June 5, 2008 (the “Merger Agreement”);

–	the financial statements of Suez and Gaz de France at December 31, 2007, as approved by their respective shareholders on May 6, 2008 and May 19, 2008;

the shareholders:

1.	Approve all the provisions of the Suez Merger Agreement, whereby Suez will be merged into Gaz de France — a joint stock company (société anonyme) with a share capital of €983,871,988, whose registered office is located at 23, rue Philibert Delorme, 75017 Paris, France, and which is registered with the Paris Companies’ Registry under number 542 107 651 — by transferring all of its assets and liabilities (the “Merger”), provided the conditions precedent set out in Section IV of the Merger Agreement are met. The shareholders further approve:

–	the valuation of the assets transferred and liabilities assumed, based on the carrying amounts recorded in Suez’s balance sheet at December 31, 2007 and amounting to €37,736,998,010 and €943,831,672 respectively, representing a total net asset transfer of €29,187,602,056, after taking into account the price of shares issued from January 1, 2008 through May 22, 2008 and after deducting (i) the carrying amount of any treasury shares held by Suez after December 31, 2007; (ii) the dividend payments made by Suez in respect of fiscal 2007; and (iii) the amount corresponding to the distribution of Suez Environnement Company shares (plus the portion of the deficit arising on the above-mentioned merger of Rivolam into Suez that is attributable to the Suez Environnement Company shares distributed) to be allocated to Suez shareholders (other than Suez itself) prior to completion of this Merger (subject to approval of the third resolution and provided the related conditions precedent are met);

–	the exchange ratio applicable with respect to the consideration payable for the assets transferred in connection with the Merger, i.e. twenty-one (21) Gaz de France shares for twenty-two (22) Suez shares;

–	the completion date of the Merger, which is set at 0h00 (CET) on the day on which Suez Environnement Company’s shares are admitted to trading on Euronext Paris (as stated in the Notice of Admission to Trading issued by Euronext Paris), immediately after the completion of (i) the simplified merger of Rivolam into Suez as described in the first resolution; (ii) the Transfer referred to in the second resolution; and (iii) the Distribution referred to in the third resolution (the “Merger Completion Date”);

–	January 1, 2008 as the retroactive effective date of the Merger for accounting and tax purposes, meaning that all income and expenses arising from Suez’s operations between January 1, 2008 and the Merger Completion Date will be deemed to be received or incurred by Gaz de France and that all operations carried out by Suez as from January 1, 2008 will be deemed to be carried out by Gaz de France;

2.	Note that, subject to the same conditions, (i) in accordance with Article L. 236-3 of the French Commercial Code neither the 35,724,397 treasury shares held by Suez nor the 8,049,212 Suez shares held by Gaz de France will be exchanged in connection with the Merger; (ii) provided the conditions precedent set out in Section IV of the Merger Agreement are met, Gaz de France will carry out a €1,207,660,692 capital increase on the Merger Completion Date by issuing 1,207,660,692 new fully paid-up shares with a par value of €1 each to be remitted as consideration for the Merger; and (iii) following this share issue Gaz de France’s share capital will be increased from €983,871,988 to €2,191,532,680.

3.	Note that these 1,207,660,692 new Gaz de France shares will (i) carry rights to any interim and final dividend payments as well as to any distributions of reserves (or similar amounts) made subsequent to their issue; (ii) be tradable as from their issue date; and (iii) rank pari passu with Gaz de France’s existing shares.

4.	Resolve that Suez shareholders who do not possess a sufficient number of shares to obtain a multiple of twenty-one (21) Gaz de France shares will be personally responsible for purchasing or selling the requisite number of Suez shares to obtain such a multiple of Gaz de France shares. An application for admission to trading on Euronext Paris, Euronext Brussels and the Luxembourg stock exchange will be made in respect of these newly issued Gaz de France shares.

5.	Note that, subject to the same conditions and a time limit of three (3) months following the Merger Completion Date, Gaz de France will bear the brokerage fees and related VAT incurred by each Suez shareholder as a result of (i) the sale of fractional Suez shares which the shareholder still owns at the Merger Completion Date; or (ii) the purchase of fractional shares in order to add to the number of fractional shares owned at the Merger Completion Date and obtain 21 Gaz de France shares.

Any such costs borne by Gaz de France will be capped at eight euros (€8.00) including VAT, and will cover the purchase or sale of a maximum of twenty-one (21) Suez shares per shareholder account.

6.	Note that, subject to the same conditions:

–	pursuant to Article L. 228-6 of the French Commercial Code, Gaz de France will be entitled, by decision of its Board of Directors, to sell any Gaz de France shares issued as consideration for the Merger that are not claimed by Suez shareholders, subject to the applicable regulations, and provided Gaz de France implements the publicity measures required under the applicable regulations at least two (2) years prior to such a sale in accordance with the applicable regulations;

–	as from the date of such sale, Suez shareholders will only be able to claim a cash payment (without interest), in accordance with the applicable regulations, representing the net proceeds from the sale of the unclaimed Gaz de France shares plus a proportional share of any interim or final dividend payments or any distribution from reserves (or similar amounts) paid by Gaz de France between the Merger Completion Date and the date of the sale of the unclaimed Gaz de France shares. Any such entitlements to dividends or other distributions will be time-barred after a period of five years.

7.	Note that, subject to the same conditions, the difference between:

– the portion of the net assets transferred by Suez — before any adjustments for distributions carried out in the interim period and less the full amount of any such distributions — that corresponds to Suez shares not held by Gaz de France (excluding treasury shares), amounting to:	€28,963,905,475

– and the nominal amount of the capital increase to be carried out by Gaz de France, amounting to:	€1,207,660,692

will correspond to a merger premium, amounting to:	€27,756,244,783

and that this merger premium will be recorded in Gaz de France’s financial statements in a “Merger premium” account to which existing and new Gaz de France shareholders will have equivalent rights. The shareholders approve the provisions of the Merger Agreement concerning the allocation of this premium, notably the related proposal to be made to Gaz de France’s General Shareholders’ Meeting.

8.	Note that, subject to the same conditions, the difference between:

– the portion of the net assets transferred by Suez (excluding treasury shares and before any adjustments for distributions carried out in the interim period) that corresponds to Suez shares held by Gaz de France, amounting to:	€223,696,581

- and the carrying amount of the Suez shares held by Gaz de France, amounting to:	€256,081,804

will correspond to a merger deficit, amounting to:	€32,385,223

In view of its nature, this merger deficit with be recorded in Gaz de France’s balance sheet in a “Merger deficit” sub-account under intangible assets.

9.	Notes that, subject to fulfillment of the conditions precedent set out in Section IV of the Merger Agreement, as from the Merger Completion Date Gaz de France will take over all the rights and obligations of Suez, including in relation to the following:

–	The commitments given by Suez to holders of Suez stock options outstanding at the Merger Completion Date. As a result, following the Merger the options will be exercisable for Gaz de France shares in accordance with the conditions described in the Merger Agreement and based on the same exchange ratio as that used for the Merger. The number of shares under option and the option exercise prices will have already been adjusted prior to the Merger in accordance with the French Commercial Code and the methods described in the Merger Agreement, as a result of the Distribution referred to in the third resolution (subject to approval of said resolution and provided the related conditions precedent are met).

–	The commitments given by Suez to beneficiaries of share grants that have not vested at the Merger Completion Date. As a result, following the Merger the rights of these beneficiaries will be exercisable for Gaz de France shares in accordance with the conditions described in the Merger Agreement and based on the same exchange ratio as that used for the Merger. The number of shares to be granted free of consideration will have already been adjusted prior to the Merger, in accordance with the regulations of Suez’s share grant plans and the methods described in the Merger Agreement, as a result of the Distribution referred to in the third resolution (subject to approval of said resolution and provided the related conditions precedent are met).

10.	Note that, subject to the same conditions, and notably subject to the approval of the Merger and the related capital increase by Gaz de France’s Extraordinary Shareholders’ Meeting:

–	The shares issued by Gaz de France as consideration for the Merger will be immediately and directly allocated to Suez shareholders other than Gaz de France and Suez itself at the Merger Completion Date based on an exchange ratio of twenty-one (21) Gaz de France shares for twenty-two (22) Suez shares. In accordance with Article L. 228-10 of the French Commercial Code, all of these shares will be tradable as from the completion of the capital increase carried out as a result of the Merger (i.e. at 0h00 (CET) on the day on which Suez Environnement Company’s shares are admitted to trading on Euronext Paris, as stated in the Notice of Admission to Trading issued by Euronext Paris), immediately after the completion of (i) the Rivolam Merger described in the first resolution above; (ii) the Transfer referred to in the second resolution; and (iii) the Distribution referred to in the third resolution).

–	Suez will be automatically dissolved on the Merger Completion Date, without being liquidated.

11.	Give full powers, including the power to delegate, to the Board of Directors of Gaz de France — acting on behalf of Gaz de France as the successor company to Suez and Rivolam following the Rivolam Merger referred to in the first resolution and the Merger referred to in this resolution — in order to place on record the completion of the Merger of Suez into Gaz de France and to carry out any and all filing and other formalities that may be necessary in connection with said Merger and the subsequent dissolution of Suez.

Ordinary Resolution

Sixth resolution (Powers to carry out formalities)

The shareholders give full powers to the bearer of an original, copy or extract of the minutes of this Meeting to carry out all necessary publication, filing and other formalities.